Exhibit 8.1

LEDGEWOOD, P.C.

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

January 12, 2021

INSU Acquisition Corp. II
2929 Arch Street

Suite 1703

Philadelphia, PA 19104

Ladies and Gentlemen:

We have acted as counsel to INSU Acquisition Corp. II, a Delaware corporation (the “Company”), in connection with the transactions described in the Registration Statement on Form S-4 (File No. 333-250989) (as amended or supplemented, the “Registration Statement”), filed pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to that certain Agreement and Plan of Merger and Reorganization, dated November 24, 2020 (as amended, the “Merger Agreement”) by and among the Company, INSU II Merger Sub Corp. and MetroMile, Inc. (“Metromile”), relating to the Company’s proposed acquisition of Metromile and its various operating subsidiaries (the “Business Combination”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials, and others as we have deemed appropriate for purposes of the opinions set forth below. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

In rendering this opinion, we have assumed that the Business Combination will be carried out pursuant to the Merger Agreement and that no transaction, covenant, or condition described therein and affecting this opinion will be breached or waived by either party. Further, we have assumed that the factual statements and information contained in the Merger Agreement, the Registration Statement and other documents, records, and instruments supplied to us are true, correct and complete, and that there has been no material change with respect to such factual statements or information. In addition, we have assumed without independent verification that (i) the factual statements and factual representations made by Metromile and by the Company and Merger Sub in their respective representation letters dated as of the date hereof and delivered to us for purposes of rendering our opinion (the “Representation Letters”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the effective time of the Merger, (ii) any such statement or representation made in the Merger Agreement, the Registration Statement or the Representation Letters “to the knowledge of” any person, “to the belief of” any person, as “intended” by any person, or similarly qualified are and will be true, complete and correct without such qualification, (iii) any such statement or representation made in the Merger Agreement, the Registration Statement or the Representation Letters qualified by materiality or other similar qualification will be true, complete and correct without such qualification, (iv) all events described in any such statement or representation made in the Merger Agreement, the Registration Statement or the Representation Letters as expected, planned, or intended to occur or not to occur will in fact occur or not occur, as applicable, (v) Metromile, the Company and Merger Sub, and their respective subsidiaries and stockholders, will treat the Merger for United States federal income tax purposes in a manner consistent with the intended treatment of the Business Combination that is described in the Merger Agreement and the Registration Statement, and (vi) the stockholders of the Company that exercise their redemption rights will treat such exercise for United States federal income tax purposes in a manner consistent with the expected treatment of the redemption as described in the Registration Statement.

The opinion expressed herein is based upon our analysis of the Internal Revenue Code of 1986, as amended (the “Code”), the United States Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service and judicial decisions, each as in effect as of the date hereof, and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the Internal Revenue Service or the courts. Moreover, the authorities upon which our opinion is based are subject to change, potentially on a retroactive basis, and any such change could affect the opinion rendered herein. Our opinion is based solely on the documents we have examined, the additional information we have obtained, the assumptions we have made and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information or any of such assumptions or representations is, or later becomes, inaccurate. We assume no obligation to advise you of changes in law or facts or circumstances that come to our attention after the date hereof that could affect our opinion. Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed herein, any other United States federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequence that may result from the Business Combination or any other transaction.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the limitations, assumptions, qualifications and exceptions set forth in this letter, we confirm that the statements contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as those statements address conclusions as to the application of United States federal income tax law, subject to the assumptions, limitations and conditions set forth therein, constitute our opinion as to the material United States federal income tax consequences of (i) the Business Combination and (ii) the exercise by beneficial owners of Company common stock of their redemption rights in connection with the Business Combination.

We consent to the reference to this opinion and to Ledgewood in the prospectus included as part of the Registration Statement (the “Prospectus”), and to the inclusion of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ledgewood
LEDGEWOOD
a professional corporation

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